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                                                                  Exhibit 99.1

DUPONT PHOTOMASKS ANNOUNCES PROPOSED PRIVATE OFFERING
OF CONVERTIBLE SUBORDINATED NOTES


CONTACT:
Tom Blake
DuPont Photomasks, Inc.
512-310-6562
or
Shellie M. Roth
Investor Relations Partners, Inc.
973-535-8389


ROUND ROCK, TX -- FEBRUARY 18, 1999
DuPont Photomasks, Inc. (NASDAQ: DPMI), more commonly referred to as DPI, announced that it intends to raise approximately $98 million in net proceeds through a private offering to institutional investors of convertible subordinated notes due 2003. The subordinated notes will be convertible into shares of DPI common stock. DPI's obligations under the notes will be guaranteed by E.I. du Pont de Nemours and Company (NYSE: DD). The offering and other specific terms of the notes will be determined by market conditions.

The proceeds of the anticipated offering will be used to repay indebtedness under DPI's credit agreement with E.I. du Pont de Nemours and Company and for general corporate purposes, including potential acquisitions, working capital and capital expenditures.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities. Any offers of these securities will be made only by a private offering memorandum. The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from the registration requirements.